Filed Pursuant to Rule 433

Registration Statement No. 333-180096

March 15, 2012

AmeriGas Partners, L.P.

The following information supplements the Preliminary Prospectus Supplement dated March 14, 2012,

and is filed pursuant to Rule 433, under Registration No. 333-180096.

Issuer:	AmeriGas Partners, L.P.

Units offered:	7,000,000 Common Units Representing Limited Partner Interests (plus 30-day option to purchase up to an additional 1,050,000 units)

Offering Price:	$41.25 per unit

Gross Proceeds:	$288,750,000

We have been advised by the underwriters that, prior to purchasing the units being offered pursuant to the prospectus supplement, on March 15, 2012, one of the underwriters purchased, on behalf of the syndicate, 2,785 units at a price of $41.25 per unit in stabilizing transactions.

On March 14, 2012, we filed a registration statement on Form S-3ASR with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was effective upon filing. Before you invest, you should read the prospectus supplement and the accompanying base prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the accompanying base prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-326-5897.